Exhibit 10.1

CLOUDFLARE, INC.

2019 EQUITY INCENTIVE PLAN

PERFORMANCE STOCK OPTION AGREEMENT

NOTICE OF PERFORMANCE STOCK OPTION GRANT AND PERFORMANCE STOCK

OPTION AGREEMENT

Capitalized terms that are not defined in this Notice of Performance Stock Option Grant and Performance Stock Option Agreement (the “Notice of Grant”), the Terms and Conditions of Performance Stock Option Grant, or any of the exhibits to these documents (all together, the “Agreement”) have the meanings given to them in the Cloudflare, Inc. 2019 Equity Incentive Plan (the “Plan”). This Agreement is a restatement of the prior agreement memorializing the terms of the Option, and supersedes and replaces such prior agreement in full.

The Participant has been granted under the Plan an option to purchase shares of Class A Common Stock of the Company (the “Option”) according to the terms below and subject to the terms and conditions of the Plan and this Agreement:

Participant	[Matthew Prince/ Michelle Zatlyn]

Participant I.D.

Grant Number

Grant Date	[Date of Compensation Committee Approval]

Number of Shares Granted	3,960,000*

Exercise Price per Share	$[FMV on Grant Date]*

Total Exercise Price	$[Per Share Exercise Price multiplied by 3,960,000]*

Type of Option	Nonstatutory Stock Option

Expiration Date	[1-day prior to the 10-Year Anniversary of the Grant Date]

This Option is subject to earlier expiration as provided below or in Sections II. and III. of the Notice of Grant or Section 12(b) or Section 13 of the Plan (except as modified pursuant to the Notice of Grant).

*	For purposes of clarity: the Number of Shares Granted, the Exercise Price per Share and, as a result, the Total Exercise Price, each are subject to adjustments pursuant to Section 12(a) of the Plan.

I.	Exercise Schedule

This Option will be exercisable during its term with respect to any Shares subject to the Option that vest in accordance with the Vesting Requirements set forth below. In no event may the Option or any portion thereof be exercised before Stockholder Approval is obtained, notwithstanding any vesting of all or a portion of the Option prior to such Stockholder Approval.

II.	Vesting Requirements

This Option is a performance-based stock option award and all or a portion of the Number of Shares Granted subject to the Option shall (a) become eligible to vest upon the satisfaction of Stock Price Goals as described in more detail below (the “Performance Goals”), and (b) shall vest and, subject to Stockholder Approval being obtained, become exercisable if the Participant remains in Continued Eligible Service on the related Certification Date(s) and through the applicable Time-Based Vesting Date, except as otherwise provided herein. Defined terms used, but not defined, in the Notice of Grant, the Agreement or the Plan, shall have the meanings ascribed to them in Appendix I.

A.    Tranches. This Option is divided into eight (8) vesting tranches (each, a “Tranche”). Each Tranche is numbered from 1 through 8, as set forth in Table 1 below, with each Tranche representing a portion of this Option covering a number of Shares specified next to the applicable Tranche number in Table 1 below (with respect to each Tranche, the “Tranche Shares”). As described in additional detail below, if the Stock Price Goal applicable to a Tranche is achieved within the Performance Period, then the Tranche Shares related to such Tranche shall become Eligible Shares, with the resulting Eligible Shares eligible to vest as set forth in Section II.C.4 below. Eligible Shares shall be determined separately with respect to each Tranche. No Tranche Share may become an Eligible Share more than one (1) time.

Table 1

Tranche Number	Number of Tranche Shares *	Stock Price Goals*
1	198,000 Shares	$156.00
2	198,000 Shares	$203.00
3	396,000 Shares	$263.00
4	396,000 Shares	$343.00
5	396,000 Shares	$446.00
6	792,000 Shares	$579.00
7	792,000 Shares	$753.00
8	792,000 Shares	$979.00

*	Number of Tranche Shares is subject to adjustments pursuant to Section 12(a) of the Plan; the Stock Price Goals are subject to adjustment pursuant to Section II.C.2.(b).

B.    Maximum Number of Shares That May Vest. Subject to any adjustments pursuant to Section 12(a) of the Plan, the maximum number of Shares subject to a Tranche that may vest is equal to one hundred percent (100%) of such Tranche’s Tranche Shares, and the maximum number of Shares subject to this Option that may vest is equal to the Number of Shares Granted as set forth above in this Notice of Grant.

C. Vesting. The vesting of the Tranches will be subject to both (1) the achievement of the Performance Goals and (2) the Participant’s Continued Eligible Service on the related Certification Date(s) and through the applicable Time-Based Vesting Date, in each case as described in this Section II.C., subject to Section II.D. in connection with the Participant’s death or Disability and Section II.E. in connection with a Change in Control.

1. Performance Period. The period during which the Stock Price Goal applicable to a Tranche may be achieved begins with the Grant Date and ends on the Expiration Date, subject to earlier termination as set forth in the Notice of Grant (the “Performance Period”). If the Termination Date occurs before the Expiration Date, then, except to the extent provided in Section II.D. and Section II.E. below, the Performance Period will terminate as of the Termination Date and no Shares subject to this Option may vest based on any achievement of the Performance Goals that occurs after the Termination Date. Further, for clarity, Shares subject to this Option may become eligible to vest, and may vest, only while the Option (or applicable portion thereof) remains outstanding.

2. Stock Price Goals.

(a) Generally. Subject to Section II.E. below, for a Tranche to become eligible to vest, the Company must achieve a VWAP Price equal to at least the Stock Price Goal amount set forth opposite such Tranche in Table 1 above (each, a “Stock Price Goal”). If the Company achieves the Stock Price Goal applicable to a Tranche (an “Achieved Tranche”), then the number of Shares that become eligible to vest will equal the Tranche Shares corresponding to such Tranche (and any Tranche Shares for a lower-numbered Tranche that did not previously vest). The resulting number of Shares that become eligible to vest are referred to herein as “Eligible Shares”. The Stock Price Goal applicable to a Tranche may be achieved only once during the Performance Period, and accordingly, any achievement of an Achieved Tranche’s Stock Price Goal after such Stock Price Goal already has been achieved during the Performance Period will not result in any additional Shares becoming Eligible Shares, or vesting, with respect to such Achieved Tranche. For the avoidance of doubt, more than one Tranche may become an Achieved Tranche at the same time, if the applicable Stock Price Goals for the applicable Tranches are achieved (to the extent not previously achieved).

(b) Certain Adjustments. In the event that any extraordinary dividend or other extraordinary distribution (whether in cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, issuance of warrants or other rights to acquire securities of the Company, other change in the corporate structure of the Company affecting the Shares, or any similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any of its successors) affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under this Option, will make appropriate adjustments to the Stock Price Goal(s) set forth in Table 1 above to the extent such Stock Price Goal(s) have not yet been achieved. Notwithstanding the foregoing, the conversion of any convertible securities of the Company and ordinary course repurchases of shares or other securities of the Company will not be treated as an event that will require adjustment under this Section II.C.2.(b).

3. Certification of Performance. The Administrator periodically will determine and certify in writing (a “Certification”) whether the Company has achieved any of the Stock Price Goals, the applicable Stock Price Achievement Date, and any Eligible Shares. The date of each such certification is a “Certification Date.” In addition, the Participant, from time to time (but not more than twice per fiscal quarter of the Company) during the Performance Period, also may make requests that the Administrator complete a Certification. Upon such written request by the Participant, the Administrator will complete a

Certification within fifteen (15) days of the date of receipt of the Participant’s written request. Without limiting the foregoing and to the extent any Tranche is then outstanding and unvested, the Administrator will complete a Certification on or within thirty (30) days following the date of cessation of the Participant’s Continued Eligible Service (but in no event later than the Expiration Date), and additionally, in the case of a cessation of Participant’s Continued Eligible Service due to Participant’s death or Disability, the Administrator will complete a final Certification on or within thirty (30) days following the completion of the Adjusted Performance Period (as defined below). Without limiting the foregoing and to the extent any Tranche is then outstanding and unvested, the Administrator will complete at least one Certification within the thirty (30)-day period beginning sixty (60) days prior to the Expiration Date and further, to the extent reasonably possible that the Company may achieve any Stock Price Goals not yet achieved by such time, in each of the last ten (10) consecutive Trading Days ending with the Expiration Date.

4. Time-Based Vesting Schedule – Satisfaction of Continued Eligible Service Through Vesting Date. Subject to Section II.E., one-sixth (1/6th) of the total number of Shares subject to the Option will meet the time-based vesting requirements on each annual anniversary of the Grant Date (each, a “Time-Based Vesting Date”), subject to the Participant remaining in Continued Eligible Service through the applicable Time-Based Vesting Date (such requirements, the “Time-Based Requirements”). For the avoidance of doubt, subject to Section II.E., Shares subject to an Achieved Tranche will only become vested and exercisable if the Time-Based Requirements of this Section II.C.4 have been met with respect to such Shares. The Time-Based Vesting Requirements will be deemed to apply in the same order as the Tranches, such that Shares subject to Tranche 1 will be the first to satisfy the Time-Based Requirements (assuming the requirements thereof are met), and Shares subject to Tranche 8 will be the last to satisfy the Time-Based Requirements (assuming the requirements thereof are met).

5. Forfeiture. Subject to Section II.D. and Section II.E., the applicable Shares subject to the Option will forfeit, and the Participant no longer will have any rights to vest in or to acquire such Shares under this Option, as follows (on the earliest to occur on the applicable event or date):

a.	100% of the Shares subject to the Option will be immediately forfeited on the date of Stockholder Rejection of the Option.

b.	100% of the Shares subject to the Option will be immediately forfeited on the one-(1) year anniversary of the Grant Date if Stockholder Approval is not obtained on or prior to such date.

c.

Subject to Section II.D. and Section II.E., in the event of the cessation of Participant’s Continued Eligible Service, any Shares subject to the Option for which the applicable Stock Price Goal has not been achieved and which have not yet become Eligible Shares shall automatically be forfeited upon such cessation of Participant’s Continued Eligible Service.

d.

Subject to Section II.E., in the event of the cessation of Participant’s Continued Eligible Service, any Shares subject to the Option for which the applicable Time-Based Requirements have not been achieved shall automatically be forfeited upon such cessation of Participant’s Continued Eligible Service.

e.

100% of the unexercised Shares subject to the Option will be immediately forfeited on the Expiration Date at the time on such date that is consistent with the Company’s practices then in effect with respect to the expiration of stock options.

f.	As and to the extent provided under Section II.E.3., below.

D. Death or Disability. Notwithstanding Sections II.C.1. and II.C.4. above, if the Participant’s Continued Eligible Service ceases due to the Participant’s death or Disability during the Performance Period, the rules of this Section II.D. shall apply. If the Participant’s Continued Eligible Service ceases due to the Participant’s death or Disability during the Performance Period, the Performance Period will be adjusted to end on the date eighteen (18) months following the Termination Date (but in no event later than the Expiration Date) (the “Adjusted Performance Period”), subject to the shortening of such Adjusted Performance Period in accordance with Section II.E., below. If the Company achieves any of the Stock Price Goals with respect to any Tranche that has not yet become an Achieved Tranche during the Adjusted Performance Period, then the Target Tranche Shares subject to such Tranche will vest as of the applicable Certification Date to the extent that the Time-Based Requirements applicable to such Shares was satisfied prior to the Participant’s cessation of Eligible Continued Service.

E. Change in Control. In the event of the first Change in Control to occur following the Grant Date and that occurs during the Performance Period, the following terms of this Section II.E. will apply.

1. Shortened Performance Period and Measurement of Stock Price Goals Based on CIC Price; Final Certifications. The Administrator will determine, in good faith, whether an event (or series of events) constitutes a Change in Control. The Performance Period (including any Adjusted Performance Period) will be shortened to end upon the completion of the Change in Control (the “Shortened Performance Period”). During the period beginning upon the earlier of (i) the execution of the definitive agreement addressing the transactions that would give rise to the Change in Control or (ii) the public announcement of a transaction or series of transactions that, if completed, would give rise to a Change in Control (such date, the “Change in Control Announcement Date”) and ending upon the earlier of the end of the Shortened Performance Period or the “Change in Control Termination Date” (as defined below) (the “VWAP Pause Period”), no additional Tranche shall become an Achieved Tranche based on the VWAP Price. Instead, during the VWAP Pause Period, achievement of the Stock Price Goals (to the extent not previously achieved) may only occur upon the end of the Shortened Performance Period at the completion of the Change in Control and will be measured based on the CIC Price rather than the VWAP Price, such that, subject to the linear interpolation provisions of this Section II.E., for a Stock Price Goal to be achieved and the related Tranche to become an Achieved Tranche, the Company must achieve a CIC Price equal to at least the Stock Price Goal amount set forth opposite such Tranche in Table 1 above. Prior to the Change in Control, the Administrator will complete a final Certification for such Shortened Performance Period, which Certification will include a determination with respect to whether the Company will have achieved, upon the completion of the Change in Control, any Stock Price Goals based on the CIC Price and which Certification will be contingent upon the consummation of the Change in Control (the “CIC Certification”). If the sale or other arrangements that give rise to the Change in Control Announcement Date are terminated by their terms or otherwise withdrawn, as applicable (such date of termination or withdrawal, the “Change in Control Termination Date”), the VWAP Pause Period will end and the regular Performance Period will resume, and the calculation for the VWAP Price shall re-commence beginning with the first day following the Change in Control Termination Date (with no credit toward the Stock Price Goals provided for any VWAP Price achieved during the VWAP Pause Period). Upon the Change in Control Termination Date, any Adjusted Performance Period in effect during the VWAP Pause Period will be extended (but not beyond the Expiration Date) by the length of such VWAP Pause Period.

(a) Linear Interpolation for CIC Certification. If (i) the Company achieves a CIC Price that is less than a Stock Price Goal amount applicable to a Tranche that has not yet become an Achieved Tranche, but (ii) the CIC Price is greater than the next highest Stock Price Goal amount that is less than the Stock Price Goal amount described in clause (i), then a number of Shares subject to the Tranche subject to the Stock Price Goal amount described in clause (i) nonetheless will be considered to have achieved the Stock Price Goal (the “Partially Achieved Goal”) by applying the formula of ((A) / (B))* (C), with the result rounded down to the nearest whole Share, where “(A)” equals the amount by which the CIC Price exceeds the Stock Price Goal for the highest Stock Price Goal fully achieved by the CIC Price; “(B)” equals the difference between the Stock Price Goal for the Tranche described in clause (i) and the Stock Price Goal for the highest Stock Price Goal fully achieved by the CIC Price, and “(C)” equals the total number of Shares subject to the Tranche described in clause (i). Such resulting number of Shares will be considered Eligible Shares.

(b) Linear Interpolation Example for Change in Control. As an example, assume that a Change in Control occurs both while this Option remains outstanding and the Participant remains in Continued Eligible Service, the Company achieves a CIC Price of $600.00, and the Company previously achieved the Stock Price Goals for Tranches 1 through 3 but not the Stock Price Goal for Tranches 4 through 8 pursuant to the Certifications through and inclusive of the final Certification. Pursuant to the CIC Certification, the Stock Price Goal for Tranches 4 through 6 will be considered fully achieved and the 1,584,000 Shares subject to Tranches 4 through 6 will be Eligible Shares and the Stock Price Goal for Tranche 7 will be considered a Partially Achieved Goal and as a result, 95,586 Shares subject to Tranche 7 will be Eligible Shares.

2. Waiver of Time-Based Vesting in Connection with CIC. As of immediately prior to the Change in Control, the Time-Based Requirements of Section II.C.4 automatically will be waived such that, subject to the Participant’s Continued Eligible Service through immediately prior to the Change in Control, all Eligible Shares will vest as of immediately prior to the Change in Control.

3. Forfeiture. Section 13(e) of the Plan shall not apply to this Option. Any Shares subject to this Option that have not vested as of immediately prior to the Change in Control (after giving effect to Sections II.E.1. and II.E.2.) will be forfeited as of immediately prior to the Change in Control and will not be eligible for any vesting or payment of any consideration in respect thereof as a result of the completion of the Change in Control. For the avoidance of doubt, this constitutes an explicit statement for purposes of Section 1 of Exhibit A to this Agreement that the provisions of this Section II.E.3. will take precedence and prevail over Section 13(e) of the Plan.

F. Company Leave of Absence Policy Applicable to Time-Based Requirements. The Option will remain eligible to satisfy the Performance Goals during any leave of absence taken by the Participant that is approved by the Administrator, subject to the Participant remaining in Continued Eligible Service during such leave of absence. However, the ability to satisfy the Time-Based Requirements will be tolled during such leave of absence in accordance with the stock-option related provisions of any Company leave of absence policy in effect at the time of and during the Participant’s leave of absence. The Administrator will determine, in good faith, whether to approve any leave of absence by the Participant, the date on which the Participant stops actively providing services and whether a Participant may still be considered to be in Continued Eligible Service while on a leave of absence. For the avoidance of doubt, this constitutes an explicit statement for purposes of Section 1 of Exhibit A to this Agreement that the provisions of this Section II.F. will, to the extent provided herein, take precedence and prevail over any provisions of the Plan or any Company leave of absence policy related to the impact of a leave of absence on stock options.

G. Change in Control Severance Policy Not Applicable. Notwithstanding anything to the contrary in the Company’s Change in Control and Severance Policy or Participant’s Participant Agreement thereunder (together, the “CIC and Severance Policy/Agreement”), no portion of the Option (whether or not Eligible Shares) shall at any time be deemed to be a “Time-Based Equity Award” under the CIC and Severance Policy/Agreement or otherwise be subject to any acceleration of vesting or exercisability provisions of the CIC and Severance Policy/Agreement. For the avoidance of doubt, this constitutes an explicit statement for purposes of Section 1 of Exhibit A to this Agreement that the provisions of this Section II.G. will take precedence and prevail over any provisions of the CIC and Severance Policy/Agreement as they otherwise could affect the vesting or exercisability of the Option.

III.	Termination Period.

This Option will be exercisable, to the extent vested through the Expiration Date. In no event may this Option be exercised after the Expiration Date as provided above and this Option may be subject to earlier termination as provided in this Agreement and in Sections 12 and/or 13 of the Plan.

IV.	Holding Period.

In addition to any other restrictions on the transfer of any Shares acquired under this Option, each Share acquired upon exercise of this Option will not be transferrable, subject to the next succeeding sentence, until after the earlier of: (x) the six (6)-year anniversary of the Grant Date, and (y) the 2-year anniversary of the vesting date of such Share (the “Holding Period”), with the exceptions that (i) Shares may be transferred during the Holding Period to the extent necessary to satisfy the exercise price of the Option and any applicable tax withholding obligations that may arise in connection with such exercise, and (ii) the Optionee will be permitted to transfer any exercised Shares during the Holding Period to the Optionee’s immediate family (as defined below) or to a Permitted Entity that is an estate planning vehicle or in connection with charitable or philanthropic activities undertaken by Optionee (including, but not limited to, gifts to foundations, non-profits or other charitable organizations), provided that any such transfer pursuant to this clause (ii) shall be subject to such transferee of such Shares agreeing in writing with the Company that such Shares will be subject to the transfer restrictions set forth in this Section IV for the remainder of the Holding Period. Notwithstanding the foregoing, the Holding Period for all Shares will terminate upon the Optionee’s death or Disability. For purposes of this Section IV, the Optionee’s “immediate family” means any of the Optionee’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law.

V.	No Repricing of the Option without Stockholder Approval.

Notwithstanding anything in the Plan to the contrary, no repricing of the Option shall be implemented, and the Option may not participate in any Exchange Program, without the approval of such repricing or participation in such Exchange Program by a Majority of the Minority, in accordance with the applicable rules of the Primary Exchange. For the avoidance of doubt, this constitutes an explicit statement for purposes of Section 1 of Exhibit A to this Agreement that the provisions of this Section V will take precedence and prevail over any provisions of the Plan related to repricings or other Exchange Programs.

VI.	Rule 10b5-1 Trading Plan.

Subject to Section IV, the Participant shall be permitted to adopt and implement a Rule 10b5-1 trading plan with respect to all Shares acquired under this Option.

The Participant’s signature below indicates that:

(i)	He or she agrees that this Option is granted under and governed by the terms and conditions of the Plan and this Agreement, including their exhibits and appendices.

(ii)

He or she understands that the Company is not providing any tax, legal, or financial advice and is not making any recommendations regarding his or her participation in the Plan or his or her acquisition or sale of Shares.

(iii)

He or she has reviewed the Plan and this Agreement, has had an opportunity to obtain the advice of personal tax, legal, and financial advisors prior to signing this Agreement, and fully understands all provisions of the Plan and Agreement. He or she will consult with his or her own personal tax, legal, and financial advisors before taking any action related to the Plan.

(iv)	He or she has read and agrees to each provision of Section 11 of Exhibit A of this Agreement.

(v)	He or she will notify the Company of any change to the contact address below.

(vi)

If the Participant either is married or in a registered domestic partnership, his or her spouse or registered domestic partner has signed the Consent of Spouse or Registered Domestic Partner attached to this Notice of Grant as Exhibit C.

PARTICIPANT

Signature

Address:

APPENDIX I

CLOUDFLARE, INC.

2019 EQUITY INCENTIVE PLAN

PERFORMANCE STOCK OPTION AWARD AGREEMENT

CERTAIN DEFINITIONS

This Appendix I to the Notice of Performance Stock Option Grant and Performance Stock Option Agreement (the “Notice of Grant”) to which the Appendix I is attached contains the definitions of certain capitalized terms used in the Notice of Grant not otherwise defined therein, as follows. Capitalized terms not defined in this Appendix I will have the meanings ascribed to them under the Agreement (as defined in the Notice of Grant) and the Plan.

(a) “Change in Control” has the meaning ascribed to it in the Plan; provided, however, a Change in Control will not be deemed to have occurred by virtue of (1) any acquisition of additional securities of the Company or voting power with respect thereto by any or some combination of the members of the Excluded Group after the Grant Date, including as a result of a Permitted Transfer (as defined in the COI) or in connection with a transaction or issuance (including pursuant to outstanding equity-based awards) or any other transaction approved by the Board or a Committee thereof, or (2) any acquisition or disposition of shares of Class B Common Stock by one or more members of the Excluded Group or change in the total voting power of the capital stock of the Company held by one or more members of the Excluded Group as a result of (x) the conversion of any shares of Common Stock into shares of Class B Common Stock, (y) the conversion of any shares of Class B Common Stock into shares of Common Stock or (z) any change in the voting power of the holders of the Class B Common Stock, including solely as a result of any decrease in the total number of shares of capital stock or of any series of class thereof, as applicable, outstanding, and, in the case of clause (2) other than any disposition of shares of Class B Common Stock by one or more members of the Excluded Group or change in the total voting power of the capital stock of the Company that, in either case, occurs in connection with a transaction or series of related transactions in which the Majority of the Minority disposes of shares of the Company’s capital stock and such transaction or series of related transactions would otherwise constitute a Change in Control (as defined in the Plan).

(b) “CIC Price” means the amount of cash and the value of any securities or other property paid to the holders of Shares as consideration for their Shares in a Change in Control, on a per Share basis (and in the case of a Change in Control that is described in clause (iii) of Section 20(e) of the Plan, any additional consideration paid to the Company but not to the holders of Shares, on a per Share basis, treating such additional consideration as if such amounts instead had been paid to the holders of Shares), as reasonably determined in good faith by the Administrator, in its sole discretion.

(c) “Closing Price” means the closing sales price of a Share during regular trading hours on the Primary Exchange on a Trading Day, as reported on the Primary Exchange or such other source as the Administrator determines to be reliable.

(d) “COI” means the Company’s Amended and Restated Certificate of Incorporation, effective as of September 17, 2019, as hereinafter may be amended.

(e) “Continued Eligible Service” means, (x) from the Grant Date through and including the four (4)-year anniversary of the Grant Date, the Participant’s continued full-time employment as [for Matthew Prince: the Company’s Chief Executive Officer or co-Chief Executive Officer] [for Michelle Zatlyn: either the Company’s President and Chief Operating Officer, the Company’s Chief Executive Officer or the Company’s co-Chief Executive Officer] (y) after the four (4)-year anniversary of the Grant Date, continued full-time employment either as (i) [for Matthew Prince: the Company’s Chief Executive Officer or co-Chief Executive Officer] [for Michelle Zatlyn: either the Company’s President and Chief Operating Officer, the Company’s Chief Executive Officer or the Company’s co-Chief Executive Officer], or (ii) as the Company’s Executive Chair or other “C-Suite” position with the Company Group, provided that such change in role is approved, and the new role’s status as “C-Suite” position is confirmed, by the then-current Compensation Committee or independent members of the Board.

(f) “Daily Total Dollar Volume” means the product of (a) the Closing Price of the Common Stock on a given Trading Day multiplied by (b) the corresponding Trading Day’s trading volume of the Common Stock, in each case, as reported on the Primary Exchange or such other source as the Administrator determines to be reliable.

(g) “Excluded Group” means the Excluded Parties or any of their respective Permitted Entities or Family Members, or any “group” that includes any of the Excluded Parties or their Permitted Entities or Family Members.

(h) “Excluded Parties” has the definition set forth in the COI.

(i) “Family Member” has the definition set forth in the COI.

(j) “Majority of the Minority” means, as of any date, the holders of a majority of the voting power of all issued and outstanding shares of the Company’s Class A common stock and the Company’s Class B common stock entitled to vote on the applicable matter as of the record date for such vote and voting as a single class (excluding those shares of Class A common stock and Class B common stock owned of record or beneficially, directly or indirectly, by (a) members of the Excluded Group and (b) members of the Non-Founder Award Group (together, the shares represented by (a) – (b), the “Excluded Shares”)).

(k) “Non-Founder Award Group” means each named executive officer of the Company and other employee of the Company that was awarded a performance-based option grant under the Plan effective as of February 14, 2022, or any of their respective Permitted Entities or Family Members.

(l) “Permitted Entities” has the definition set forth in the COI.

(m) “Primary Exchange” means The New York Stock Exchange or such other established securities exchange, national market system, or other trading platform, on which Shares primarily are listed and regularly trade.

(n) “Stock Price Achievement Date” means the date that the Company achieves the Stock Price Goal for the applicable Tranche.

(o) “Stockholder Approval” means the approval of the Option by a Majority of the Minority, in accordance with the applicable rules of the Primary Exchange. For purposes of determining whether the Stockholder Approval has been obtained, the Excluded Shares will not be included in the numerator or denominator.

(p) “Stockholder Approval Date” means the date of Stockholder Approval.

(q) “Stockholder Rejection” means that the Option is voted upon at any meeting of the Company’s stockholders and a Majority of the Minority do not approve the Option by the requisite vote, in accordance with the applicable rules of the Primary Exchange.

(r) “Trading Day” means a day that both (i) the Primary Exchange is open for trading and (ii) Shares are traded during the Primary Exchange’s regular trading hours on such day.

(s) “Termination Date” means the first date upon which Participant’s Continued Eligible Service terminates.

(t) “Volume Weighted Average Price” or “VWAP” means the quotient of (a) the sum of the Daily Total Dollar Volume for the number of Trading Days in the designated calendar day period divided by (b) the sum of the total share trading volume of the Common Stock as reported on the Primary Exchange or such other source as the Administrator determines to be reliable for the number of Trading Days in the designated calendar day period.

(u) “VWAP Price” means the Volume Weighted Average Price for ninety (90) consecutive calendar days, with each calendar day in such period occurring during the Performance Period.

*         *         *

EXHIBIT A

CLOUDFLARE, INC.

2019 EQUITY INCENTIVE PLAN

PERFORMANCE STOCK OPTION AWARD AGREEMENT

TERMS AND CONDITIONS OF PERFORMANCE STOCK OPTION GRANT

1. Grant. The Company grants the Participant an Option to purchase Shares of Common Stock as described in the Notice of Grant. Except as set forth in this Agreement, if there is a conflict between the Plan, this Agreement, or any other agreement with the Participant governing this Option, those documents will take precedence and prevail in the following order: (a) the Plan, (b) the Agreement, and (c) any other agreement between the Company and the Participant governing this Option.

2. Vesting. This Option will only be exercisable (also referred to as vested) once the Vesting Requirements in the Notice of Grant are met. Except as set forth in the Notice of Grant, Shares scheduled to vest on a certain date or upon the occurrence of a certain condition will not vest unless the Participant remains in Continued Eligible Service until the time such vesting is scheduled to occur.

3. Forfeiture. Except as set forth in the Notice of Grant, upon the Termination Date or in connection with a Change in Control, whichever is earlier, this Option will immediately stop vesting and any portion of this Option that has not yet vested will be immediately forfeited for no consideration to the extent and at the time(s) set forth in the Notice of Grant.

4. Death of Participant. Any distribution or delivery to be made to the Participant under this Agreement will, if he or she is then deceased, be made to the administrator or executor of his or her estate or, if the Administrator permits, his or her designated beneficiary. Any such transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations that apply to the transfer.

5. Exercise of Option.

(a) Right to Exercise. This Option may be exercised only before its Expiration Date and only under the Plan and this Agreement.

(b) Method of Exercise. To exercise this Option, the Participant must deliver and the Administrator must receive an exercise notice according to procedures determined by the Administrator. The exercise notice must:

(i) state the number of Shares as to which this Option is being exercised (“Exercised Shares”),

(ii) make any representations or agreements required by the Company,

(iii) be accompanied by a payment of the total exercise price for all Exercised Shares, and

(iv) be accompanied by a payment of all required Tax-Related Items (defined in Section 7(a) of this Agreement) for all Exercised Shares.

The Option is exercised when both the exercise notice and payments due under Sections 5(b)(iii) and 5(b)(iv) have been received by the Company for all Exercised Shares. The Administrator may designate a particular exercise notice to be used, but until a designation is made, the exercise notice attached to this Agreement as Exhibit B may be used.

6. Method of Payment. The Participant may pay the exercise price for Exercised Shares by any of the following methods or a combination of methods:

(a) cash;

(b) check;

(c) wire transfer;

(d) consideration received by the Company under a formal cashless exercise program adopted by the Company;

(e) net exercise, pursuant to which Shares having a Fair Market Value equivalent to the exercise price of the portion of the Option being exercised are withheld from otherwise deliverable Shares;

(f) surrender of other Shares, as long as the Company determines that accepting such Shares does not result in any adverse accounting consequences to the Company. If Shares are surrendered, the value of those Shares will be the Fair Market Value for those Shares on the date they are surrendered; or

(g) with the consent of the Administrator, such other form of legal consideration as may be acceptable to the Administrator.

7. Tax Obligations.

(a) Tax Withholding.

(i) No Shares will be issued to the Participant until he or she makes satisfactory arrangements (as determined by the Administrator) for the payment of income, employment, social insurance, National Insurance Contributions, payroll tax, fringe benefit tax, payment on account, or other tax-related items related to his or her participation in the Plan and legally applicable to him or her that the Administrator determines must be withheld (“Tax-Related Items”), including those that result from the grant, vesting, or exercise of this Option, the subsequent sale of Shares acquired under this Option or the receipt of any dividends. If the Participant fails to make satisfactory arrangements for the payment of any Tax-Related Items under this Agreement at the time of an attempted Option exercise, the Company may refuse to honor the exercise and refuse to deliver the Shares.

(ii) The Company has the right (but not the obligation) to satisfy any Tax-Related Items by withholding from proceeds of a sale of Shares acquired upon the exercise of this Option arranged by the Company (on the Participant’s behalf pursuant to this authorization without further consent).

(iii) The Company has the right (but not the obligation) to satisfy any Tax-Related Items by reducing the number of Shares otherwise deliverable to the Participant), and this will be the method by which such tax withholding obligations are satisfied until the Company determines otherwise, subject to Applicable Laws.

(iv) The Participant authorizes the Company and/or any member(s) of the Company Group for whom he or she is performing services (each, an “Employer”) to withhold any Tax-Related Items legally payable by the Participant from his or her wages or other cash compensation paid to the Participant by the Company and/or the Employer(s) or from proceeds of the sale of Shares.

(v) Further, if the Participant is subject to taxation in more than one jurisdiction between the Grant Date and the date of any relevant taxable or tax withholding event, the Company and/or the Employer(s) or former Employer(s) may withhold or account for tax in more than one jurisdiction.

(vi) Regardless of any action of the Company or the Employer(s), the Participant acknowledges that the ultimate liability for all Tax-Related Items is and remains his or her responsibility and may exceed the amount actually withheld by the Company or the Employer(s). The Participant further acknowledges that the Company and the Employer(s) (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of this Option to reduce or eliminate his or her liability for Tax-Related Items or achieve any particular tax result.

(b) Tax Consultation. The Participant understands that the Participant may suffer adverse tax consequences as a result of the grant, vesting and/or exercise of the Option, and/or with the purchase or disposition of the Shares subject to the Option. The Participant represents that the Participant has consulted with any tax consultants the Participant deems advisable in connection with the purchase or disposition of such Shares and that the Participant is not relying on the Company for any tax advice.

8. Forfeiture or Clawback. This Option (including any proceeds, gains or other economic benefit received by the Participant from any subsequent sale of Shares resulting from the exercise) will be subject to any compensation recovery or clawback policy implemented by the Company before the date of this Agreement and any policy referred to in the first sentence of Section 15(b)(i) of the Plan. This includes any clawback policy adopted to comply with the requirements of Applicable Laws. For the avoidance of doubt, as set forth in Section 15(b) of the Plan, no recovery of compensation under a clawback policy or otherwise will be an event that triggers or contributes to any right of Participant to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company or a member of the Company Group. Further, and for the avoidance of doubt, the reimbursement obligations set forth in Section 15(b)(iii) of the Plan apply to this Option.

9. Rights as Stockholder. The Participant’s rights as a stockholder of the Company (including the right to vote and to receive dividends and distributions) will not begin until Shares have been issued and recorded on the records of the Company or its transfer agents or registrars. Following the date such Shares are issued, the Participant’s rights as a stockholder will be limited by Section IV of the Notice of Grant.

10. Acknowledgements and Agreements. The Participant’s signature on the Notice of Grant accepting this Option indicates that:

(a) HE OR SHE ACKNOWLEDGES AND AGREES THAT THE VESTING OF THIS OPTION IS EARNED ONLY BY REMAINING IN CONTINUED ELIGIBLE SERVICE AND THAT BEING HIRED, GRANTED THIS OPTION, AND EXERCISING THE OPTION WILL NOT RESULT IN VESTING.

(b) HE OR SHE FURTHER ACKNOWLEDGES AND AGREES THAT THIS OPTION AND AGREEMENT DO NOT CREATE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER OR IN CONTINUED ELIGIBLE SERVICE FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND DOES NOT INTERFERE IN ANY WAY WITH HIS OR HER RIGHT OR THE RIGHT OF THE EMPLOYER(S) TO TERMINATE PARTICIPANT’S RELATIONSHIP AS A SERVICE PROVIDER OR TO TERMINATE PARTICIPANT’S CONTINUED ELIGIBLE SERVICE AT ANY TIME, WITH OR WITHOUT CAUSE, SUBJECT TO APPLICABLE LAWS.

(c) The Participant agrees that this Agreement and its incorporated documents reflect all agreements on its subject matters and that he or she is not accepting this Agreement based on any promises, representations, or inducements other than those reflected in the Agreement.

(d) The Participant understands that exercise of this Option is governed strictly by Sections 5, 6, and 7 of this Agreement and that failure to comply with those Sections could result in the expiration of this Option, even if an attempt was made to exercise.

(e) The Participant agrees that the Company’s delivery of any documents related to the Plan or this Option (including the Plan, the Agreement, the Plan’s prospectus and any reports of the Company provided generally to the Company’s stockholders) to him or her may be made by electronic delivery, which may include the delivery of a link to a Company intranet or the Internet site of a third party involved in administering the Plan, the delivery of the document via e-mail, or any other means of electronic delivery specified by the Company. If the attempted electronic delivery of such documents fails, the Participant will be provided with a paper copy of the documents. The Participant acknowledges that he or she may receive from the Company a paper copy of any documents that were delivered electronically at no cost to him or her by contacting the Company by telephone or in writing. The Participant may revoke his or her consent to the electronic delivery of documents or may change the electronic mail address to which such documents are to be delivered (if the Participant has provided an electronic mail address) at any time by notifying the Company of such revoked consent or revised e-mail address by telephone, postal service or electronic mail. Finally, the Participant understands that he or she is not required to consent to electronic delivery of documents.

(f) The Participant may deliver any documents related to the Plan or this Option to the Company by e-mail or any other means of electronic delivery approved by the Administrator, but he or she must provide the Company or any designated third party administrator with a paper copy of any documents if his or her attempted electronic delivery of such documents fails.

(g) The Participant accepts that all good faith decisions or interpretations of the Administrator regarding the Plan and Awards under the Plan are binding, conclusive, and final. No member of the Administrator will be personally liable for any such decisions or interpretations.

(h) The Participant agrees that the Plan is established voluntarily by the Company, is discretionary in nature, and may be amended, suspended, or terminated by the Company at any time, to the extent permitted by the Plan.

(i) The Participant agrees that the grant of this Option is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted in the past.

(j) The Participant agrees that any decisions regarding future Awards will be in the Company’s sole discretion.

(k) The Participant agrees that he or she is voluntarily participating in the Plan.

(l) The Participant agrees that this Option and any Shares acquired under the Plan are not intended to replace any pension rights or compensation.

(m) The Participant agrees that this Option, any Shares acquired under the Plan, and their income and value are not part of normal or expected compensation for any purpose, including for calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, holiday pay, long-service awards, pension or retirement or welfare benefits, or similar payments.

(n) The Participant agrees that the future value of the Shares underlying this Option is unknown, indeterminable, and cannot be predicted with certainty.

(o) The Participant understands that if the underlying Shares do not increase in value, this Option will have no intrinsic monetary value.

(p) The Participant understands that if this Option is exercised, the value of each Share received on exercise may increase or decrease in value, even below the Exercise Price per Share.

(q) Unless otherwise required by Applicable Law, the Participant agrees that any right to vest in this Option will not be extended by any notice period (e.g., the period that Participant is in Continued Eligible Status would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws (including common law, if applicable) in the jurisdiction where he or she is a Service Provider or by his or her service agreement or employment agreement, if any).

(r) The Participant agrees that the Administrator has the exclusive discretion to determine when he or she is no longer actively providing services or is no longer in Continued Eligible Service for purposes of this Option (including whether he or she is still considered to be in Continued Eligible Service while on a leave of absence).

(s) The Participant agrees that no member of the Company Group is liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of this Option or of any amounts due to him or her from the exercise of this Option or the subsequent sale of any Shares acquired upon exercise.

(t) The Participant has read and agrees to the Data Privacy provisions of Section 11 of this Agreement.

(u) The Participant agrees that he or she has no claim or entitlement to compensation or damages from any forfeiture of this Option resulting from the termination of his or her Continued Eligible Service status (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where he or she is a Service Provider or the terms of his or her service agreement, if any), and in consideration of the grant of this Option to which he or she is otherwise not entitled, he or she irrevocably agrees never to institute any claim against the Company or any member of the Company Group, waives his or her ability (if any) to bring any such claim, and releases the Company and all members of the Company Group from any such claim. If any such claim is nevertheless allowed by a court of competent jurisdiction, then the Participant’s participation in the Plan constitutes his or her irrevocable agreement to not pursue such claim and to execute any and all documents necessary to request dismissal or withdrawal of such claim.

11. Data Privacy.

(a) The Participant voluntarily consents to the collection, use and transfer, in electronic or other form, of his or her personal data as described in this Agreement and any other Award materials (“Data”) by and among, as applicable, the Employer(s), the Company and any member of the Company Group for the exclusive purpose of implementing, administering, and managing his or her participation in the Plan.

(b) The Participant understands that the Company and the Employer(s) may hold certain personal information about him or her, including, but not limited to, his or her name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all equity awards or any other entitlement to stock awarded, canceled, exercised, vested, unvested or outstanding in his or her favor, for the exclusive purpose of implementing, administering, and managing the Plan.

(c) The Participant understands that Data will be transferred to one or more a stock plan service provider(s) selected by the Company, which may assist the Company with the implementation, administration, and management of the Plan. The Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections than his or her country. The Participant understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. The Participant authorizes the Company and any other possible recipients that may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purposes of implementing, administering and managing his or her participation in the Plan.

(d) The Participant understands that Data will be held only as long as is necessary to implement, administer and manage his or her participation in the Plan. The Participant understands that if he or she resides in certain jurisdictions outside the United States, to the extent required by Applicable Laws, he or she may, at any time, request access to Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents given by accepting this Option, in any case without cost, by contacting in writing his or her local human resources representative. Further, the Participant understands that he or she is providing these consents on a purely voluntary basis. If the Participant does not consent or if he or she later seeks to revoke his or her consent, neither the Participant’s engagement as a Service Provider with the Employer(s) nor the Participant’s Continued Eligible Service status will be adversely affected; the only consequence of refusing or withdrawing his or her consent is that the Company will not be able to grant him or her awards under the Plan or administer or maintain awards. Therefore, the Participant understands that refusing or withdrawing his or her consent may affect his or her ability to participate in the Plan (including the right to retain this Option). The Participant understands that he or she may contact his or her local human resources representative for more information on the consequences of his or her refusal to consent or withdrawal of consent.

12. Miscellaneous

(a) Address for Notices. Any notice to be given to the Company under the terms of this Agreement must be addressed to the Company at Cloudflare, Inc., 101 Townsend Street, San Francisco, CA 94107, until the Company designates another address in writing. Any notice to be given to the Participant shall be addressed to the Participant at the Participant’s last address reflected on the Company’s records. Any notice shall be deemed duly given when sent via email or when sent by reputable overnight courier or by certified mail (return receipt requested) through the United States Postal Service.

(b) Non-Transferability of Option. This Option may not be transferred other than by will or the laws of descent or distribution and may be exercised during the lifetime of the Participant only by him or her or his or her representative following a Disability.

(c) Binding Agreement. If this Option is transferred, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors, and assigns of the parties to this Agreement.

(d) Additional Conditions to Issuance of Stock. If the Company determines that the listing, registration, qualification, or rule compliance of the Common Stock on any securities exchange or under any state, federal, or foreign law or the tax code and related regulations or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to the Participant (or his or her estate), the Company will try to meet the requirements of any such state, federal, or foreign law or securities exchange and to obtain any such consent or approval of any such governmental authority or securities exchange, but the Shares will not be issued until such conditions have been met in a manner acceptable to the Company.

(e) Captions. Captions provided in this Agreement are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

(f) Agreement Severable. If any provision of this Agreement is held invalid or unenforceable, that provision will be severed from the remaining provisions of this Agreement and the invalidity or unenforceability will have no effect on the remainder of the Agreement.

(g) Choice of Law; Choice of Forum. The Plan, this Agreement, this Option, and all determinations made and actions taken under the Plan, to the extent not otherwise governed by the laws of the United States, will be governed by the laws of the State of Delaware without giving effect to principles of conflicts of law. For purposes of litigating any dispute that arises under the Plan, the Participant’s acceptance of this Option is his or her consent to the jurisdiction of the State of Delaware and his or her agreement that any such litigation will be conducted in the Delaware Court of Chancery or the federal courts for the United States for the District of Delaware and no other courts, regardless of where he or she is performing services.

(h) Modifications to the Agreement. The Plan and this Agreement constitute the entire understanding of the parties on the subjects covered. The Participant expressly warrants that he or she is not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. The Company reserves the right to revise the Agreement as it deems necessary or advisable, in its sole discretion and without the consent of the Participant, to comply with Code Section 409A, to otherwise avoid imposition of any additional tax or income recognition under Code Section 409A in connection with this Option, or to comply with other Applicable Laws.

(i) Limitations Applicable to Section 16 Persons. The Plan, the Option and the Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, the Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

(j) No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of the Shares underlying the Option. The Participant is hereby advised to consult with his or her own personal tax, legal and financial advisers regarding his or her participation in the Plan before taking any action related to the Plan.

(k) Waiver. The Participant acknowledges that a waiver by the Company of a breach of any provision of this Agreement will not operate or be construed as a waiver of any other provision of this Agreement or of any subsequent breach of this Agreement by him or her.

EXHIBIT B

CLOUDFLARE, INC.

2019 EQUITY INCENTIVE PLAN

EXERCISE NOTICE

Cloudflare, Inc.

101 Townsend Street

San Francisco, CA 94107

Attention: Stock Administration

Purchaser Name:

Grant Date of Stock Option (the “Option”):

Grant Number:

Exercise Date:

Number of Shares Exercised:

Per Share Exercise Price:

Total Exercise Price:

Exercise Price Payment Method:

Tax-Related Items Payment Method:

The information in the table above is incorporated in this Exercise Notice.

1. Exercise of Option. Effective as of the Exercise Date, I elect to purchase the Number of Shares Exercised (“Exercised Shares”) under the Stock Option Agreement for the Option (which includes the Notice of Performance Stock Option Grant and Performance Stock Option Agreement (the “Notice of Grant”), the Terms and Conditions of Performance Stock Option Grant, and any of the exhibits to these documents, referred to collectively as the “Agreement”) for the Total Exercise Price. Capitalized terms used but not defined in this Exercise Notice have the meanings given to them in the 2019 Equity Incentive Plan (the “Plan”) and/or the Agreement.

2. Delivery of Payment. With this Exercise Notice, I am delivering the Total Exercise Price and any required Tax-Related Items to be paid in connection with the purchase of the Exercised Shares. I am paying my total purchase price by the Exercise Price Payment Method and the Tax-Related Items by the Tax-Related Items Payment Method.

3. Representations of Purchaser. I acknowledge that:

(a) I have received, read, and understood the Plan and the Agreement and agree to be bound by their terms and conditions.

(b) The exercise will not be completed until this Exercise Notice, Total Exercise Price, and all Tax-Related Payments are received by the Company.

(c) I have no rights as a stockholder of the Company (including the right to vote and receive dividends and distributions) on the Exercised Shares until the Exercised Shares have been issued and recorded on the records of the Company or its transfer agents or registrars.

(d) No adjustment will be made for a dividend or other right for which the record date is before the date of issuance, except for adjustments under Section 12 of the Plan.

(e) There may be adverse tax consequences to exercising the Option, and I am not relying on the Company for tax advice and have had an opportunity to obtain the advice of personal tax, legal, and financial advisors prior to exercising.

(f) The modification and choice of law provisions of the Agreement also govern this Exercise Notice.

4. Entire Agreement; Choice of Law; Choice of Forum. The Plan and the Agreement are incorporated by reference. This Exercise Notice, the Plan, and the Agreement are the entire agreement of the parties with respect to the Options and this exercise and supersede in their entirety all prior undertakings and agreements of the Company and Purchaser with respect to their subject matter. The Plan, the Agreement, and this Exercise Notice, to the extent not otherwise governed by the laws of the United States, will be governed by the laws of the State of Delaware without giving effect to principles of conflicts of law. For purposes of litigating any dispute that arises under the Plan (including without limitation under this Exercise Notice), the Participant consents to the jurisdiction of the State of Delaware and any such litigation being conducted in the Delaware Court of Chancery or the federal courts for the United States for the District of Delaware and no other courts, regardless of where he or she is performing services.

Submitted by:

PURCHASER

Signature

Address:

EXHIBIT C

CLOUDFLARE, INC.

2019 EQUITY INCENTIVE PLAN

PERFORMANCE STOCK OPTION AWARD AGREEMENT

CONSENT OF SPOUSE OR REGISTERED DOMESTIC PARTNER

I, _______________, spouse or registered domestic partner of _______________, have read and approve the Notice of Performance Stock Option Grant and Performance Stock Option Agreement (the “Grant Notice”) to which this Consent of Spouse or Registered Domestic Partner is attached, Terms and Conditions of Performance Stock Option Grant attached to the Grant Notice, or any of the exhibits to such documents (together, the “Option Agreement”). In consideration of issuing to my spouse or registered domestic partner the shares of the Class A common stock of Cloudflare, Inc. set forth in the Notice of Grant, I hereby appoint my spouse or registered domestic partner as my attorney-in-fact in respect to the exercise of any rights under the Option Agreement and agree to be bound by the provisions of the Option Agreement insofar as I may have any rights in said Option Agreement or any shares of the Class A common stock of Cloudflare, Inc. issued pursuant thereto under the community property laws or similar laws relating to marital property in effect in the state of our residence as of the date of the signing of the foregoing Option Agreement.

Dated:
Signature of Spouse or Registered Domestic Partner